Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162432

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated January 28, 2010)

EMERALD DAIRY INC.
12,589,979 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) supplements and amends our prospectus dated January 28, 2010 (the “Prospectus”), relating to the resale from time to time by certain selling stockholders of up to 12,589,979 shares of our common stock.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus, which should be delivered with this Prospectus Supplement No. 1.  This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto.  This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes or supplements certain information contained in the Prospectus.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “EMDY.OB”.

See “Risk Factors” on page 5 of the Prospectus to read about the risks involved in investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT NO. 1 OR THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Reference is made to the description of our outstanding warrants contained in “Description of Securities – Warrants” on pages 81 and 82 of the Prospectus.  As a result of our satisfaction of the registration rights provisions afforded to the holders of 5,374,648 warrants on January 28, 2010, the expiration dates of these warrants were adjusted to provide as follows:

•	373,334 warrants exercisable at $0.94 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	1,333,333 warrants exercisable at $1.50 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	190,245 warrants exercisable at $2.04 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	981,747 warrants exercisable at $3.26 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	235,583 warrants exercisable at $1.63 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012;

•	715,945 warrants exercisable at $2.04 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012; and

•	1,544,461 warrants exercisable at $3.26 per share that would otherwise have expired on October 19, 2009 now expire on August 12, 2011.

We expect to record a non-cash charge against earnings of approximately $5.0 million resulting from the extension of the expiration dates of these warrants.

The date of this Prospectus Supplement No. 1 is February 11, 2010.